Exhibit 18

April 30, 2013

Board of Directors

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33496

Dear Directors:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 30, 2013, of the facts relating to the change in accounting principle to reclassify shipping and handling costs from operating and selling expenses (previously presented as store and warehouse operating and selling expenses) to cost of goods sold and occupancy costs. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Office Depot, Inc. (“the Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Office Depot, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2012. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Office Depot, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 2012.

Yours truly,

/s/ DELOITTE & TOUCHE LLP